Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	William Q. Sargent Jr./ VP IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

Auxilium Pharmaceuticals, Inc. Announces

Second Quarter 2010 Financial Results and Operational Highlights

Total Net Revenues of $50.5Million, up 28.8% versus Q2 of 2009

Testim® Worldwide Revenues of $47.4Million, up 23.8% versus Q2 of 2009

Q3 2010 XIAFLEX® Net Revenues Expected to be in the Range of $5.5-6.5 Million

MALVERN, PA, (August 5, 2010) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced financial results and operational highlights for the quarter ended June 30, 2010. For the second quarter of 2010, Auxilium reported net revenues of $50.5 million compared to net revenues of $39.2 million in the second quarter of 2009. The net loss for the second quarter of 2010 was $(13.5) million, or $(0.28) per share, compared to a net loss of $(13.4) million, or $(0.32) per share, reported for the second quarter of 2009.

“The leading indicators that we use to track the launch of XIAFLEX® continue to move as expected and we are encouraged by the increasing positive feedback received from patients, physicians and payers on its efficacy and safety,” said Armando Anido, Chief Executive Officer and President of Auxilium. “Testim® performed well again with a 25.9% U.S. net revenue growth year over year in the second quarter.”

Second Quarter and Recent Operational Highlights:

XIAFLEX:

•

Net revenues for XIAFLEX in the quarter ending June 30, 2010 were $3.1 million compared to revenues of $0.9 million in the comparable period of 2009. Sales of XIAFLEX to physicians in the U.S. were $2.0 million in the quarter and revenue recognized from milestones previously received under the Pfizer agreement was $1.1 million.

•

The Company announced results from its ongoing long term extension study of XIAFLEX for Dupuytren’s contracture, which demonstrated a two year nominal recurrence rate of 19.3% for joints previously treated successfully with XIAFLEX. For Metacarpal Phalangeal (MP) joints the two year nominal rate was 13.6%, while Proximal Intra-Phalangeal (PIP) joints showed a 34.1% nominal recurrence. The Company believes that these rates compare favorably to recurrence rates from current surgical treatments, including open fasciectomy and needle aponeurotomy.

•

In late June, the Company met with the U.S. Food and Drug Administration and, based on the outcome of that meeting, Auxilium plans to commence pivotal phase III trials in Peyronie’s disease by the end of 2010.

UPDATE ON XIAFLEX LEADING INDICATORS THROUGH JULY 31, 2010:

•	1,747 physicians and 1,216 sites have attested to completing the required training through XIAFLEX Xperience™ and are eligible to use XIAFLEX for the treatment of Dupuytren’s contracture.

•	2,042 Dupuytren’s contracture patients have been referred for insurance verification and 1,052 Dupuytren’s contracture patients have been referred to a specialty pharmacy for intended use of XIAFLEX.

•

348 sites in the U.S. have prescribed XIAFLEX and approximately 241 sites (69%) have treated two or fewer patients, 89 sites (26%) have treated 3-10 patients and 16 sites (5%) have treated more than 10 patients.

•	Eight of the 10 Medicare Administrative Contractors (MAC) that manage claims processing across the 15 MAC jurisdictions in the U.S. have issued final guidelines on covering XIAFLEX.

•	The Company believes that approximately 91% of insured lives have access to XIAFLEX.

TESTIM:

•	Worldwide net revenues for Testim were $47.4 million, up 23.8% over the second quarter of 2009. Net revenues in the U.S. were $46.6 million, an increase of 25.9% over the second quarter of 2009.

•

According to IMS Health, Inc., a pharmaceutical market research firm (“IMS”), over 168,000 total prescriptions for Testim were dispensed in the second quarter of 2010, a growth of 11.8% over the second quarter of 2009, while the overall gel marketplace increased 9.7%.

•	Testim ended the month of June with a 22.1% share of total prescriptions for testosterone gels in the U.S., up from 21.9% at the end of June 2009, according to IMS.

OTHER:

On July 26, Dr. Edward Arcuri joined Auxilium as Executive Vice President, Technical Operations. Since 2008, Dr. Arcuri was Global Head of Technical Development at Novartis. Prior to working at Novartis, he was Chief Operating Officer at Vaxxinate Corporation and Emergent Biosolutions, Inc. Through his career, Dr. Arcuri has held senior positions in manufacturing at Medimmune, Aviron, North American Vaccine and Merck. He began his career in research in gene expression and biological process sciences.

Q3 2010 XIAFLEX Financial Guidance

For the third quarter 2010, Auxilium anticipates that XIAFLEX net revenues will be in the range of $5.5 million to $6.5 million, including approximately $1.1 million in revenue recognized from milestones previously received under the Pfizer contract.

Second Quarter 2010 Financial Details

Auxilium reported the following worldwide net revenues (all amounts in millions of dollars):

	Quarter End 6/30/2010	Quarter End 6/30/2009	Increase (Decrease)
Testim U.S. Revenue	$46.6	$37.0	25.9%
Testim Ex – U.S. & Contract Revenue	0.8	1.3	(35.5%)

Total Testim Revenue	$47.4	$38.3	23.8%

XIAFLEX U.S. Revenue	$2.0	n/a	n/a
XIAFLEX Contract Revenue	1.1	0.9	22.1%

Total XIAFLEX Revenue	$3.1	$0.9	245.2%

Total Worldwide Revenue	$50.5	$39.2	28.8%

Revenues represent amortization of previously received upfront and milestone payments.

The net loss for the second quarter of 2010 was $(13.5) million, or $(0.28) per share, compared to a net loss of $(13.4) million, or $(0.32) per share, reported for the second quarter of 2009. Net loss for the second quarter of 2010 included total stock-based compensation expense of $4.6 million, compared to $4.9 million for the second quarter of 2009.

Gross margin on net revenues was 77.1% for the quarter ended June 30, 2010 compared to 76.4% for the year-ago quarter. The increase in the gross margin rate is the result of the impact of the contribution of XIAFLEX product sales and year-over-year price increases on U.S. Testim revenues, partially offset by an increase in Testim revenue allowances and the decline in Testim international contract revenues.

Investment in research and development for the quarter ended June 30, 2010 was $11.1 million, compared to $13.7 million for the comparable period in 2009. The reduction was the result of the shift of XIAFLEX production activity from manufacturing development to commercial inventory production that commenced in the fourth quarter of 2009.

Selling, general and administrative expenses totaled $41.2 million for the quarter ended June 30, 2010 compared with $29.4 million for the year-ago quarter. The increase was primarily due to the addition of the sales and reimbursement field force and infrastructure, and promotional and training activity in support of the launch of XIAFLEX for Dupuytren’s contracture in the U.S.

As of June 30, 2010, Auxilium had $165.0 million in cash and cash equivalents compared to $175.8 million on March 31, 2010.

Conference Call

Auxilium will hold a conference call today, August 5, 2010 at 10:00 a.m. ET, to discuss second quarter 2010 results and operational highlights. The presentation slides to be used during the call are now available on the “For Investors” section of the Auxilium web site under the “Presentations” tab. A question and answer session will follow the presentations. The conference call and the presentation slides will be simultaneously web cast on the “For Investors” section of the Auxilium web site under the “Events” tab. The conference call will be archived for future review until September 5, 2010.

Conference call details:
Date:	Thursday, August 5, 2010
Time:	10:00 a.m. ET
Dial-in (U.S.):	866-713-8562
Dial-in (International):	617-597-5310
Web cast:	http://ir.auxilium.com/
Passcode:	AUXILIUM

To access an audio replay of the call:
Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Replay Passcode #:	90551685

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists, endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism. Auxilium has four projects in clinical development. XIAFLEX is in phase IIb of development for the treatment of Peyronie’s disease and is in phase II of development for treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) and its fentanyl pain product using its transmucosal delivery system are in phase I of development. The Company is currently seeking a partner to further develop these product candidates. Auxilium has rights to additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. Auxilium also has options to all indications using XIAFLEX for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding:

•	the interpretation of clinical data;

•	the timing of the initiation of phase III clinical trials for XIAFLEX for the treatment of Peyronie’s disease;

•	the effect of the identified leading indicators on the success of the XIAFLEX launch and future net revenues; and

•	XIAFLEX net revenues for the third quarter 2010.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and “potentially,” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	decisions by regulatory authorities as to whether and when to proceed to the next phase of clinical trials;

•	the cost and degree of success of the U.S. launch of XIAFLEX;

•	achieving market acceptance of XIAFLEX by physicians and patients;

•	obtaining and maintaining third-party payor coverage and reimbursement for XIAFLEX; and

•	the size of the addressable XIAFLEX market.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2009 and in Auxilium’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which are on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net revenues	$50,487	$39,194	$95,967	$73,869

Operating expenses*:
Cost of goods sold	11,537	9,239	20,988	17,117
Research and development	11,142	13,734	19,621	27,267
Selling, general and administrative	41,228	29,383	77,331	55,785

Total operating expenses	63,907	52,356	117,940	100,169

Loss from operations	(13,420)	(13,162)	(21,973)	(26,300)
Interest income (expense), net	(51)	105	(107)	323

Loss before income taxes	(13,471)	(13,057)	(22,080)	(25,977)
Provision for income taxes	—	317	—	631

Net loss	$(13,471)	$(13,374)	$(22,080)	$(26,608)

Basic and diluted net loss per common share	$(0.28)	$(0.32)	$(0.47)	$(0.63)

Weighted average common shares outstanding	47,327,751	42,008,009	47,230,671	42,399,560

*includes the following amounts of stock-based compensation expense:
Cost of goods sold	$3	$—	$3	$—
Research and development	804	1,752	1,357	2,885
Selling, general and administrative	3,825	3,117	7,062	6,515

AUXILIUM PHARMACEUTICALS, INC.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	June 30, 2010	December 31, 2009
Cash and cash equivalents	$165,010	$181,977
Total assets	264,443	260,564
Total stockholders’ equity	112,274	120,519